Exhibit 10.3
AMENDMENT NUMBER TWO
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2021 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Senior Director, Global Benefits) (the “Head of Global Benefits”); and

WHEREAS, the Head of Global Benefits desires to amend the Plan to (i) specify how contributions to the Plan are to be limited to avoid a failure under section 415 of the Internal Revenue Code; (ii) provide that re-commencement of contributions to the Plan following a legally-required contribution suspension shall be at the affirmative election of the participant; and (iii) expand the types of installment payments available under the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of such date set forth herein, as follows:

1.    Effective as of January 1, 2021, Section 6.3 hereby is amended to add the following new paragraph at the end thereof:

For the purpose of determining the manner in which contributions to the Plan for a particular payroll are to be limited in order to comply with the requirements of this Section 6.3, the maximum permissible amount of pre-tax contributions, designated Roth contributions and after-tax contributions shall be credited to the Participant’s Account prior to the crediting of any matching contributions attributable thereto.

2.    Effective for suspensions expiring on or after April 1, 2021, the penultimate sentence of Section 9.1(a) hereby is amended to read as follows:

At the expiration of such three-month suspension period, a Participant may elect to resume after-tax contributions to the Plan at the time and in the manner prescribed by the Administrative Committee.

3.    Effective for suspensions expiring on or after April 1, 2021, the final sentence of Section 9.1(e) hereby is amended to read as follows:

At the expiration of such suspension period, a Participant may elect to resume contributions to the Plan at the time and in the manner prescribed by the Administrative Committee.

4.    Effective March 9, 2021, Section 9.3(c)(2) hereby is amended to read as follows:

(2) substantially equal periodic installment payments, payable not less frequently than annually and not more frequently than monthly, designated by a fixed dollar amount, fixed period, fixed percentage or life expectancy, as elected by the Participant (or Beneficiary); provided, however, that the installment period shall not exceed the life expectancy of the Participant or, to the extent permitted by Regulation section 1.401(a)(9)-5, the joint and last survivor expectancy of the Participant and the Participant’s Beneficiary; or

APPROVED by the HEAD OF GLOBAL BENEFITS on this 5th day of April, 2021.

/s/ Allison Oncel
Allison Oncel
Senior Director, Global Benefits

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